Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES NEW PROJECT IN GREECE

April 21, 2020 – HOUSTON, TX – SAExploration Holdings, Inc. (“SAE”) (NASDAQ: SAEX, OTCQB: SXPLW) today announced the award of a new land seismic acquisition contract in Greece.  The project is valued at approximately $27 million and is expected to begin as soon as practical following the lifting of COVID-19 related travel restrictions in Greece.  The program is expected to take 90-120 days to complete once field operations have begun.  We are unable to predict when the COVID-19 related travel restrictions in Greece will be lifted or that other COVID-19 related restrictions will not be imposed, and when the project will commence.

About SAExploration Holdings, Inc.

SAE is an international oilfield services company offering a full range of vertically-integrated seismic data acquisition, data processing and interpretation, and logistical support services throughout North America, South America, Asia Pacific, Africa and the Middle East. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of data processing and interpretation services utilizing its proprietary, patent-protected software, and also provides in-house logistical support services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation, and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. With its global headquarters in Houston, Texas, SAE supports its operations through a multi-national presence in the United States, United Kingdom, Canada, Peru, Colombia, Bolivia, Malaysia, and Singapore. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this press release or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable U.S. federal securities laws. The words “may,” “possible,” “estimates,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these

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identifying words. Forward-looking statements, including statements regarding the possible impact of the matters summarized in this press release, may or may not be realized, and differences between estimated results and those actually realized may be material.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to known and unknown uncertainties, including:

•	the ability to identify, evaluate and complete any strategic alternative with respect to SAE’s capital structure;
•	the impact of the announcement of SAE’s review of strategic alternatives on its business, including its financial and operating results, or its employees, suppliers and customers;
•	substantial doubt about SAE’s ability to continue as a going concern as of December 31, 2019;
•	the impact of the COVID–19 coronavirus pandemic on SAE’s business, financial condition and results of operations;
•	fluctuations in the levels of exploration and development activity in the oil and natural gas industry;
•	delays, reductions or cancellations of project awards and SAE’s ability to realize revenue projected in its backlog;
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continuing events of default outstanding under SAE’s debt instruments, including the risk that the holders of the debt take action to accelerate the maturity date of the applicable debt and exercise their other respective rights and remedies, such as foreclosure, among other things;

•	risks arising from the holders of SAE’s debt taking other actions against SAE, including by seeking a bankruptcy filing;
•	the potential need for SAE itself to seek bankruptcy protection;
•	the impact of the restatement of SAE’s previously issued consolidated financial statements;
•	the identified material weaknesses in SAE’s internal control over financial reporting and SAE’s ability to remediate those material weaknesses;
•

the outcome of the investigations by the SEC, the Department of Justice (“DOJ”) and the Alaska Department of Revenue (the “DOR”), which is investigating SAE’s treatment of Alaskan Seismic Ventures, LLC as a variable interest entity and related Alaska tax credit certificates, which could include sanctions or other actions against SAE and its officers and directors, civil lawsuits, and penalties;

•	the outcome of SAE’s internal investigation into the matters summarized in SAE’s Annual Report on Form 10-K/A for the year ended December 31, 2018;

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•

developments with respect to the Alaskan oil and natural gas tax credit system that continue to affect SAE’s ability to timely monetize tax credits, including litigation over the constitutionality of the legislation allowing Alaska to sell bonds to purchase tax credit certificates and Alaska budget constraints driven primarily by oil prices;

•

the availability of liquidity and capital resources, including SAE’s need to obtain additional working capital for upfront expenditures for upcoming projects, and the potential impact this has on SAE’s business and competitiveness;

•	risks related to a possible delisting from the NASDAQ Capital Market;
•	costs and outcomes of pending and future litigation;
•

the time and expense required to respond to the SEC, DOJ and DOR investigations and for SAE to complete the restatement and its internal investigation, which expenses have been and are likely to continue to be material and are likely to have a material adverse impact on SAE’s cash balance, cash flow and liquidity; and

•	other risks described more fully in SAE’s filings with the SEC that relate to matters not covered in this press release.

Each of these risks, and the known and unknown consequences of these risks, could have a material negative impact on SAE, its business and prospects. As of the date of this press release, SAE cannot make any assurances regarding the impact or outcome of these risks. Forward-looking statements reflect the views of SAE as of the date hereof. SAE does not undertake to revise these statements to reflect subsequent developments, other than in compliance with U.S. federal securities laws and SAE’s determination that any such revised disclosure is necessary or advisable to do.

Contact

SAExploration Holdings, Inc.

Michael Faust

Chief Executive Officer and President

(281) 258-4400

mfaust@saexploration.com

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